Exhibit 99.1

COMPANY CONTACTS:

Kenneth H. Traub

President and Chief Executive Officer

Tel. (609) 632-0800

KTRAUB@ABNH.COM

Mark J. Bonney

Executive Vice President and Chief Financial Officer

Tel. (609) 632-0800

MBONNEY@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS, INC. REPORTS

THIRD QUARTER 2007 FINANCIAL RESULTS

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Sales growth almost 30% and Operating Income growth exceeding 130% year-over-year

Robbinsville, NJ – October 29, 2007 – American Bank Note Holographics, Inc. (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH), a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the third quarter ended September 30, 2007.

Sales in the third quarter of 2007 totaled $8.5 million, a year-over-year increase of 29.4% from $6.6 million in the third quarter of 2006, and a sequential increase of 6.9% from $7.9 million in the second quarter of 2007. Both the year-over-year and sequential sales growth were driven primarily by increased sales of holographic products to the transaction card industry, in particular the recently introduced second generation HoloMag™, HoloStripe™ , and HoloCard™ and to a lesser extent from increased sales of solutions for brand authentication.

Sales in the first nine months of 2007 decreased $1.2 million, or 4.9%, to $23.7 million from $24.9 million in the comparable period in 2006 which included approximately $5.0 million of revenue associated with the previously reported discontinued Visa and MasterCard HoloMag™ programs. Sales growth from the recently introduced products in the transaction card market along with growth in government identity documents offset most of the loss of Visa and MasterCard HoloMag revenue in the nine-month period.

Net income in the third quarter of 2007 increased 177% to $2.1 million, or $0.10 per fully diluted share, from net income of $0.7 million, or $0.04 per share, in the third quarter of 2006, and increased 70% from $1.2 million, or $0.06 per share, in the second quarter of 2007. Net income as a percentage of sales was 24.2% in the third quarter of 2007 compared to 11.3% in the third quarter of 2006 and 15.2% in the second quarter of 2007. In the most recent quarter, net income and net income as a percentage of sales benefited from the sales increase, improved operational efficiencies resulting in a reduced fixed cost infrastructure and the operating leverage resulting from the sales increase. Net income and net income as a percentage of sales also benefited from the reversal of a reserve for a government contract of approximately $0.4 million (pre-tax) that was deemed to be closed in a prior period and by approximately $0.6 million of reversal of reserves for future potential tax liabilities as the statute of limitations expired on the underlying tax issues. The reversal of the reserve for the government contract reduced cost of goods sold while the reversal of the reserve for potential tax liabilities reduced the provision for income taxes. The third quarter of 2007 also included additional costs associated with manufacturing overruns on certain products due to the transition to new materials which amounted to approximately $0.5 million (pre-tax) that is expected to be reduced or eliminated in future periods and an increase in public company related expenses of $0.2 million (pre-tax) which was primarily associated with the ongoing review of strategic alternatives.

Net income in the first nine months of 2007 increased 54.2% to $4.2 million, or $0.21 per fully diluted share, from $2.7 million, or $0.14 per share, in the comparable period in 2006. Net income as a percentage of sales was 17.8% in the first nine months of 2007 compared to 11.0% in the first nine months of 2006. Net income in the first nine months of 2007 benefited from cost reductions and improvements in our manufacturing cost structure resulting from the consolidation of facilities. In addition, net income benefited from the reversal of a specific reserve for warranty in the second quarter ($0.3 million, pre-tax) and the reversal of the government reserve mentioned above. Net income also benefited by the reversal of the tax reserve in the third quarter as described above. Partially offsetting the effects of these benefits were additional costs amounting to approximately $0.8 million (pre-tax) incurred in manufacturing for the transition of certain customer products to new constructions and the conversion to new materials discussed above. The Company believes the costs relating to these transitions will be significantly lower in future periods. Additionally, as noted above the first nine months of 2006 included approximately $5.0 million of Visa and MasterCard HoloMag revenue and the associated net income that did not recur in 2007.

On October 23, 2007, MasterCard notified us that it is seeking reimbursement from us for certain costs associated with the previously-disclosed suspension of its HoloMag program. MasterCard has stated that those costs “now exceed $1.9 million.” We are reviewing their claim, and are unable to quantify at this time the amount of reimbursements, if any, that might ultimately be paid. Kenneth H. Traub, President and CEO of ABNH, commented, “We value our relationship with MasterCard and will work with them to try to resolve this request amicably and expeditiously.”

Mr. Traub added, “ABNH’s strong third quarter performance reflects the continued momentum we are building as a result of developing and marketing an expanded product line into growing markets, combined with a more efficient operating infrastructure. Governments and major corporations are increasingly recognizing the global threat of counterfeiting, and we are delivering proven and effective solutions that enhance security and branding for significant and growing markets. Our strong organization, manufacturing infrastructure, technological leadership, expanding product line, and healthy balance sheet position us well to address the growing needs of these markets.”

Mark J. Bonney, Executive Vice President and CFO, stated, “ABNH’s results in the third quarter demonstrate the significant financial benefits and operating leverage gained from sales growth with new and existing customers and lower cost manufacturing and administrative operations. While this quarter did include certain reserve reversals that contributed to the growth in net income, it was also burdened with manufacturing costs that we believe are substantially behind us now as well as costs associated with our review of strategic alternatives. Continued revenue growth, cost efficiencies and operating leverage have all contributed to strong improvements in earnings and earnings per share on both a year-over-year and a sequential basis. Further, this profitability is translating into solid cash flow generation as we ended the quarter with over $19 million in cash and no debt.”

Conference Call

The Company will conduct a conference call to review these results, at 5:30 pm Eastern Time on Tuesday October 30, 2007. The dial-in number for the conference call is (888) 275-7122, conference ID 20969644. The Company will also conduct a live webcast of this call that can be accessed in the Investor Relations section of the Company’s Web site, www.abnh.com. A replay of the call will also be available through Tuesday, November 6, 2007 and can be accessed by dialing (706) 645-9291 using the conference ID above.

About American Bank Note Holographics, Inc.

American Bank Note Holographics, Inc. is a world leader in the origination, production, and marketing of holograms. The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. The Company’s headquarters is in Robbinsville, NJ. For more information, visit www.abnh.com.

ABNH Forward-Looking Statement

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. Such forward-looking statements are based on current management expectations. Numerous factors, including those disclosed herein, those related to transaction card industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. This release and prior releases are available on the ABNH website at www.abnh.com.

(Financial Tables to Follow)

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,264	$15,339
Accounts receivable, net of allowance for doubtful accounts of $350 and $350	5,565	5,002
Inventories, net	2,960	1,962
Deferred income taxes	765	1,640
Prepaid expenses and other	462	200
Income tax receivable	93	666

Total current assets	29,109	24,809
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $10,164 and $9,469	5,737	6,098
Deferred income taxes, net	468	—
Other assets	63	61

Total Assets	$35,377	$30,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,689	$2,291
Accrued expenses	1,836	3,244
Customer advances	143	137
Income taxes payable	37	15

Total current liabilities	4,705	5,687
Long-term liabilities	604	1,152

Total Liabilities	5,309	6,839

Commitments and Contingencies

Stockholders’ Equity:
Preferred Stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 19,415,638 shares and 18,936,638 shares	192	190
Additional paid-in capital	27,564	25,854
Retained earnings (accumulated deficit)	2,312	(1,915)

Total Stockholders’ Equity	30,068	24,129

Total Liabilities and Stockholders’ Equity	$35,377	$30,968

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Sales	$8,485	$6,556	$23,682	$24,914
Royalty income	—	—	4	—

Total revenue	8,485	6,556	23,686	24,914

Costs and expenses:
Cost of goods sold, excluding depreciation and amortization	3,367	3,297	9,625	11,892
Selling and administrative	2,287	1,949	6,707	7,080
Research and development	440	367	1,283	1,303
Depreciation and amortization	240	142	708	593
Facility consolidation	18	(101)	58	13

Total costs and expenses	6,352	5,654	18,381	20,881

Operating income	2,133	902	5,305	4,033

Interest income	205	143	570	347

Income before provision for income taxes	2,338	1,045	5,875	4,380
Provision for income taxes	284	304	1,648	1,638

Net income	$2,054	$741	$4,227	$2,742

Net income per share:
Basic	$0.11	$0.04	$0.22	$0.15

Diluted	$0.10	$0.04	$0.21	$0.14

Weighted average number of shares:
Basic	19,011	18,908	18,884	18,877
Diluted	20,034	19,505	19,668	19,591